Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 11, 2008 by and between Securus Technologies, Inc., a Delaware corporation (the “Corporation”), and Richard A. Smith (the “Executive”).
RECITALS
     WHEREAS, the Corporation desires to employ the Executive in the capacity, hereinafter stated (referred to in Section 1 below), and the Executive desires to become employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein; and
     WHEREAS, the Executive and the Corporation each acknowledge and agree that the terms and conditions of employment set forth below are reasonable and necessary in order to protect the legitimate business interests of the Corporation and to compensate the Executive for information, knowledge and experience brought to or gained from the Corporation.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
     1. EMPLOYMENT / NOMINATION. Effective on June 23, 2008 (the “Effective Date”) the Corporation hereby agrees to employ the Executive as its Chairman and Chief Executive Officer, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. So long as the Executive continues to be employed by the Corporation, the Corporation agrees to cause the Executive to be nominated for election as a member of the Board of Directors (the “Board”) of the Corporation. The Executive’s appointment as Chairman shall be on January 6, 2009.
     2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Corporation hereunder (the “Employment Period”) shall commence on the Effective Date, and the Employment Period shall terminate on the earlier of (i) July 1, 2012 (the “Termination Date”) or (ii) the date Executive’s employment hereunder is earlier terminated in accordance with Section 5 of this Agreement.
     3. POSITION AND DUTIES. The Executive shall devote substantially all of his business time, attention, skills and energies during the Employment Period to the business of the Corporation, performing such specific functions on behalf of the Corporation that are generally incident to and consistent with the Executive’s position as the Board may direct. The Executive shall hold the position of President and Chief Executive Officer of the Corporation and shall report directly to the Board and have all powers and duties which are associated with such position in the industries in which the Corporation is engaged. The Executive shall not, without prior written consent from the Board (which consent shall not be unreasonably withheld):
          (a) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation and/or its subsidiaries (other than civic, charitable, or other public service organizations); or

          (b) have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.
Nothing herein shall preclude the Executive from performing charity work and managing his own personal investments and affairs so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder.
     4. COMPENSATION AND RELATED MATTERS.
          (a) BASE SALARY. During the Employment Period, the Corporation shall pay the Executive a base salary at the rate specified in Exhibit A (the “Base Salary”), which Base Salary shall be paid in equal installments in accordance with the Corporation’s payroll policy, subject to Section 5 below.
          (b) BONUS. During the Employment Period, the Executive shall receive the bonuses as specified in Exhibit A.
          (c) RESTRICTED SHARES. The Executive shall be awarded restricted shares of the Corporation’s Class B Common Stock, no par value, per share (the “Class B Stock”), of the Corporation as specified in Exhibit A.
          (d) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Corporation. The Executive shall also be entitled to five (5) weeks paid vacation and other paid absences during the Employment Period in accordance with policies applicable generally to salaried employees of the Corporation. The Executive shall be reimbursed for reasonable expenses incurred in connection with and directly related to the business of the Corporation and the performance of his duties hereunder in accordance with the policies established by the Corporation for reimbursement of such expenses.
          (e) MOVING EXPENSE REIMBURSEMENT. The Corporation shall reimburse the Executive up to $50,000 for reasonable documented expenses to relocate himself and his immediate family to Dallas, Texas, which shall be paid as soon as practicable following the submission of appropriate documentation, but no later than the end of the year following the year in which the expenses are incurred.
          (f) LIFE INSURANCE PREMIUMS. During the Employment Period, the Corporation shall reimburse the Executive up to $3,500 annually for premiums of an insurance policy on the life of the Executive, which shall be paid as soon as practicable following the submission of appropriate documentation, but no later than the end of the year following the year in which the expenses are incurred.
          (g) BI-ANNUAL PHYSICAL. The Corporation shall pay up to $10,000 bi-annually of the direct costs of an executive physical examination at the Mayo Clinic, which shall be paid as soon as practicable following the submission of appropriate documentation, but no later than the end of the year following the year in which the expenses are incurred.

          (h) HOME AND WIRELESS INTERNET. The Executive shall be entitled to receive an expense reimbursement of up to $150 per month for home and wireless internet services during the Employment Period, which shall be paid as soon as practicable following the submission of appropriate documentation, but no later than the end of the year following the year in which the expenses are incurred.
     5. TERMINATION.
          (a) TERMINATION FOR CAUSE. Prior to the end of the Employment Period, the Corporation may terminate the Executive’s employment under this Agreement for “Cause.” For purposes of this Agreement, the Corporation shall have Cause to terminate the Executive’s employment hereunder in the event that: (i) the Executive becomes habitually addicted to alcohol or illegal drugs and such addiction materially and adversely affects (A) the performance of the Executive’s obligations under this Agreement or (B) the Corporation; (ii) the Executive discloses confidential information in violation of paragraph 6(a) and such disclosure has a material adverse effect on the Corporation, (iii) the Executive engages in competition in violation of paragraph 6(d) or 6(e); (iv) the Executive has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to the Corporation or its subsidiaries, or any act of fraud against the Corporation or its subsidiaries or in the performance of his duties for the Corporation that adversely affects the business of the Corporation; (v) the Executive is convicted of a felony at any time hereafter, which is reasonably likely to either (A) have an adverse effect on the Corporation or its business or (B) result in the incarceration of the Executive; (vi) the Executive has failed to comply with any lawful (as determined by the Corporation’s outside counsel) and material directive of the Board related to and consistent with his employment duties promptly following notice to the Executive of such failure; (vii) the Executive has willfully failed to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s death or health), and such failure continues for more than 15 days after written notice thereof to the Executive; or (viii) the Executive has been convicted of any criminal act of egregious misconduct involving serious moral turpitude to the extent that the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives. Any determination of whether the Executive has failed to substantially perform his duties shall not be based solely on the performance or financial condition of the Corporation. The Executive will be furnished an opportunity upon at least 15 days prior written notice to state his case to the Board with counsel prior to any termination for “Cause.” If the Executive’s employment is terminated by the Corporation for Cause or the Executive voluntarily resigns other than as a result of Constructive Discharge, the Corporation shall pay the Executive any Base Salary accrued or owing to the Executive hereunder through the date of termination and shall reimburse the Executive for any expenses incurred prior to the date of termination and otherwise reimbursable pursuant to Section 4(e), less any amounts owed by the Executive to the Corporation, and the Corporation shall have no further liability or obligation to the Executive hereunder or in respect of his employment. Any amount due under this Section 5(a) shall be paid in a lump sum within 30 days after the end of the Employment Period.

          (b) TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period, (i) the Corporation may terminate the Executive’s employment under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause); or (ii) the Executive may terminate his employment under this Agreement due to Constructive Discharge (as defined below) so long as the Executive gives the Board written notice of the event giving rise to such Constructive Discharge within sixty (60) days of the occurrence thereof and such Constructive Discharge remains uncured by the Corporation thirty (30) days after the Board’s receipt of such notice; provided that if the Corporation has not cured a breach of this Agreement within the thirty (30) day period referenced in clause (iii) of the definition of Constructive Discharge set forth below this sentence will not be deemed to grant the Corporation an additional thirty (30) day cure period with respect to such breach. If the Executive’s employment is terminated without Cause or by Constructive Discharge pursuant to this Section 5(b) prior to the expiration of the Employment Period, the Corporation shall pay to the Executive an amount equal to (A) the lesser of (1) two-times the Executive’s annual Base Salary or (2) the amount of remaining Base Salary that would have been payable to the Executive from the date of such termination of employment through the Termination Date; provided that such amount shall not be less than one-times the Executive’s annual Base Salary, plus (B) the benefits set forth in Sections 4(d) and 4(f) (other than accrued but unused vacation pay) which were paid to the Executive in the year prior to the year in which his employment was terminated, plus (C) a pro-rated bonus for the year in which Executive was terminated (based on the number of months the Executive was employed by the Corporation in such year), if the bonus target for such year was being achieved on the date of termination (on a pro rata basis, based on the number of months the Executive was employed by the Corporation in such year) (collectively, the “Severance Payment”); provided that the Severance Payment shall be conditioned upon the Executive’s voluntary execution of a written general release substantially in the form of Exhibit B hereto (the “Release”); provided further, that the Corporation shall have the right to modify the Release to reflect facts and circumstances existing at the time of the Executive’s termination. The Corporation shall pay fifty percent (50%) of the Severance Payment in one payment within thirty (30) days after the end of the Employment Period provided that such release has been in full force and effect for at least ten (10) days, and pay the remaining portion of the Severance Payment on the date that is twelve (12) months after the last day of the Employment Period; provided, however, that if the Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no portion of the Severance Payment that is deferred compensation subject to Section 409A will be made before the date that is six (6) months after the payment date provided in the previous clause. For purposes of this Section 5(b), the term “Constructive Discharge” means:
               (i) a material adverse reduction in the Executive’s job function, authority, duties or responsibilities, or a similar change in the Executive’s reporting relationships;
               (ii) a required relocation of Executive of more than seventy (70) miles outside of Dallas/Ft. Worth, Texas;
               (iii) any breach of any of the material terms of this Agreement by the Corporation which is not cured within thirty (30) days following written notice thereof by the Executive to the Corporation; or

               (iv) during the Employment Period, any failure to nominate and/or elect the Executive as a member of the Board and/or any removal of the Executive as a member of the Board (other than for Cause or pursuant to applicable law).
     6. CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, DEVELOPMENTS AND NON-COMPETITION, RELEASE.
          (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation and its subsidiaries all trade secrets, confidential information, proprietary information, knowledge and data relating to the Corporation and/or the businesses or investments of the Corporation which was obtained by the Executive in connection with the Executive’s employment by the Corporation and its subsidiaries including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices (“Confidential Information”); provided that “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or (ii) is or becomes available to the Executive on a non-confidential basis from a source that is not known to the Executive to be prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Corporation and those designated by the Corporation. The Corporation, understands, acknowledges and agrees that, notwithstanding this Section 6, the Executive may disclose to his advisors the terms and conditions of this Agreement to the extent reasonably necessary to enforce this Agreement.
          (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of the Corporation and/or the business of any of its subsidiaries, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Corporation to be used by the Executive only in the performance of his duties for the Corporation and shall not be removed by the Executive from the premises of the Corporation (without the written consent of the Corporation) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Corporation immediately upon termination of the Executive’s employment hereunder, or earlier request by the Corporation (with the Executive retaining no copies thereof nor any notes or other records relating thereto).
          (c) DEVELOPMENTS. The Executive will make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of the Corporation or any of its subsidiaries, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Corporation (collectively, “Developments”); provided that (i)

“Developments” shall not include processes that (A) are not information or communication technology-related and (B) the Executive utilized at least 70% of the components of such processes prior to his employment with the Corporation; provided further that the Corporation shall be entitled to use any such processes after the Executive ceases to be employed by the Corporation. The Executive agrees to assign and does hereby assign to the Corporation all of his right, title and interest in and to all Developments and related patents, copyrights and applications thereto. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Corporation’s sole discretion and at the Corporation’s expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Corporation all of such person’s or entity’s right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Executive agrees to cooperate fully with the Corporation at the Corporation’s expense, both during and after the termination of the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.
          (d) NON-COMPETITION. During (i) the Executive’s employment with the Corporation and (ii) the Post-Employment Non-Competition Period, the Executive (A) shall not engage, anywhere within the geographical areas in which the Corporation or any of its subsidiaries is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any business which involves or relates to providing services to a Competitive Business (defined below); (B) shall not solicit or encourage any officer, executive, independent contractor, vendor or consultant of the Corporation or any of its subsidiaries to leave the employ of, or otherwise cease his relationship with, the Corporation or any of its subsidiaries; provided that a general solicitation not targeted at any such officer, executive, contractor, vendor or consultant shall not violate this Section 6(d); and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, of the Corporation or any of its subsidiaries which were served by any such entity within twenty-four (24) months of the time the Executive ceases to be employed by the Corporation. This Section 6(d) shall not prohibit the Executive from owning less than 5% of the common stock of any entity whose common stock is listed on a national exchange, interdealer quotation system, or over-the-counter bulletin board; provided that the Executive is not an officer, director, employee, agent or consultant to such entity. If the Executive violates any of the provisions of this Section 6(d), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Corporation, (ii) the Corporation states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6, Executive and the Corporation agree that:

“Competitive Business” shall mean (i) the inmate telephone business, (ii) the business of selling, leasing or otherwise providing law enforcement or offender management systems, jail management systems and/or other tracking or record systems to inmate, jail, probationary or correctional facilities, (iii) the billing, collection and/or validation business within the inmate telephone industry, and/or (iv) any material line of business that the Corporation or any of its subsidiaries are engaged in on the date of termination, expiration or non-extension of the Employment Period; provided, however, that Competitive Business shall not include an organization where the activities described in (i) through (iv) do not represent a material portion of such organization’s revenues and (I) the Executive’s duties do not relate to such activities or (II) the Executive does not participate in such activities; and
“Post-Employment Non-Competition Period” shall mean the earlier of (a) the three (3) year period immediately following the expiration or earlier termination of the Employment Period and (b) the period after the termination of the Employment Period and ending on the thirty first (31st) day after the Executive notifies the Board in writing of any material breach by the Corporation of this Agreement if such breach has not been cured within such 31 day period.
          (e) NON-COMPETITION IN EXPANSION MARKETS. The Executive acknowledges that a valuable asset of the Corporation is the plan of the Corporation to extend and expand its business, by acquisition or otherwise, to areas of the United States of America which the Corporation does not yet serve as of the date hereof. Accordingly, during (i) the Executive’s employment with the Corporation and (ii) Post-Employment Non-Competition Period, the Executive shall not engage, anywhere in the United States of America, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any Competitive Business. If the Executive violates any of the provisions of this Section 6(e), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Corporation, (ii) the Corporation states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
          (f) CONTINUING OPERATION. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 6.
          (g) LEGITIMATE BUSINESS INTERESTS. The Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Corporation.

          (h) REMEDIES. The Executive acknowledges that any violation of any of the covenants and agreements contained in this Section 6 may result in irreparable and continuing harm and damage to the Corporation which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Executive agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Corporation shall be entitled to seek: (1) entry of an injunction enjoining such violation and/or requiring the Executive to return all materials or other proprietary information of the Corporation and (2) money damages insofar as they can be determined. In addition to the foregoing, within five (5) days of a determination that the Executive has violated Section 6, the Executive shall repay the Corporation 50% of any Severance Payments the Executive has received as of the date of such violation. Nothing in this Agreement shall be construed to prohibit the Corporation and its subsidiaries from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies that are not inconsistent are cumulative.
     7. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.
     8. WAIVER. The rights and remedies of the parties to this Agreement are, to the extent not inconsistent, cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be waived, released or discharged by one party, in whole or in part, by a waiver, release or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     9. BINDING AGREEMENT. This Agreement shall be binding upon the Corporation and its affiliates, and the Executive and his assigns, heirs and legal representatives. Each of the Corporation’s subsidiaries shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

     10. OTHER AGREEMENTS; INDEMNIFICATION. The Executive hereby represents that the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Corporation or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Corporation or any subsidiary or knowingly induce the Corporation or any subsidiary to use any confidential or proprietary information or material belonging to any previous employer of the Executive or to any other person or entity. The Executive hereby indemnifies and agrees to defend and hold the Corporation and its subsidiaries harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting or arising directly from any breach of the representations and covenants contained in the immediately preceding sentence; provided that the Executive shall not be required to indemnify the Corporation for payment of his own salary solely because of time that he spends defending a claim against him. The Executive shall be indemnified and held harmless to the fullest extent permitted by applicable law, including § 145 of the General Corporation Law of the State of Delaware, from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and the costs of investigation) resulting or arising directly or indirectly as a consequence of the Executive’s service as an officer and/or director of the Corporation or any of its subsidiaries. Such indemnification will be provided pursuant to the terms of a mutually agreeable indemnification agreement which will obligate the Corporation to pay expenses (within thirty (30) days of invoice) incurred by the Executive in connection with any matter with respect to which the Executive reasonably claims entitlement to indemnification; provided that the Executive executes an undertaking to repay any amount of indemnification to which he is not entitled pursuant to such indemnification agreement. The Corporation shall maintain at all times during the Employment Period and for a period of no less than three (3) years thereafter, directors and officers liability insurance (including the Executive as a beneficiary) having terms not less favorable than the policies in effect on the date hereof.
     11. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.
     12. RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All references herein to the word “or” shall mean “and/or.” The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

     13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     14. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Texas, without regard to its conflicts of laws principle; in particular, Texas substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort; provided that any controversy or claim between or among the parties hereto based on or arising under the indemnification provisions of Section 10 shall be governed by the laws of the State of Delaware. This Agreement is intended to reflect certain provisions of Internal Revenue Code Section 409A and IRS Notice 2005-1 and shall be construed in good faith compliance with those requirements. In the event any provisions of this Agreement are determined to be in conflict with the requirements of Internal Revenue Code Section 409A, IRS Notice 2005-1, or subsequent Treasury guidance, the Agreement will be administered and amended to be compliance with such requirements.
     15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.
     16. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties’ respective addresses as set forth opposite their signatures hereto). Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (I) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.
     17. COMMON LAW OR OTHER DUTIES. The Executive’s and the Corporation’s duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Corporation or its subsidiaries by the Executive or by the Corporation to the Executive by reason of his position as officer, director or Executive, as applicable, of the Corporation or its subsidiaries; provided that in no event shall the Executive be entitled to any compensation in respect of his employment other than as specifically set forth in this Agreement.
     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied pages), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SECURUS TECHNOLOGIES, INC.

By:	/s/ Richard Falcone

Title:	Chairman and CEO

Address:

Securus Technologies, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive
27th Floor
Miami, Florida 33131
Attn: Lewis Schoenwetter
Facsimile: (305) 379-2322

/s/ Richard A. Smith
Richard A. Smith

Address:

Facsimile No.:

EXHIBIT A
     (a) Base Salary: The Executive shall receive, for each 12-consecutive month period beginning on the execution of this Agreement and each anniversary thereof, a rate of salary that is not less than $450,000 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive’s salary rate shall be reviewed by the Board’s Compensation Committee contemporaneously with all other Executive Officers of the Corporation (but not less frequently than once each calendar year) to determine whether an increase in the Executive’s rate of compensation is appropriate.
     (b) Bonus: A bonus program will be established. The bonus program shall be based upon mutually agreed objectives for each year. The Executive’s target bonus shall equal $500,000 which shall be earned upon achievement of such objectives. The bonus program will be established as part of the Corporation’s annual forecasts each year. Such bonus program will include a reasonable and businesslike sliding scale of bonus payments established for performance below specified objectives. If a Change of Control (as hereinafter defined) of the Corporation occurs, the Executive shall be entitled to a pro-rated bonus for the year in which such change occurred (based upon the number of months Executive was employed in such year prior to such change) if the bonus target for such year was being achieved on the date of such change (on a pro-rated basis, based upon the number of months in such year prior to such change). Any bonus payment under this paragraph (b) shall be paid in a lump sum within thirty (30) days from the date that the Executive becomes entitled to a specific bonus amount each year. As used herein the term “Change of Control” will mean a change in the ownership of a corporation which shall be deemed to occur on the date that any one person or more than one person acting as a group that did not at the time of determination own more than 50% of the voting power of the stock of such corporation acquires ownership of stock of such corporation that, together with stock already held by such person or group, constitutes more than 50 percent of the total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation.
     (c) Shares: Subject to the terms of the Corporation’s 2004 Restricted Stock Purchase Plan, the Executive shall be eligible to receive shares of the Corporation’s Class B Common Stock pursuant to the Restricted Stock Agreement attached hereto as Exhibit C.
     (d) Signing Bonus: Provided that the Executive sells his primary residence in Arizona to an unaffiliated party on or before December 31, 2008, the Corporation shall pay him a one-time payment of $100,000, subject to normal withholding taxes, within 30 days of the consummation of such sale, but not later than December 31, 2008.
     (e) Termination Bonus: The Executive shall be entitled to receive a one-time payment of $200,000 upon the earlier to occur of (i) the Termination Date if the Executive is and has been continuously employed by the Corporation on such date, (ii) the date that the Corporation terminates the Executive’s employment prior to the Termination Date without Cause, or (iii) the date that the Executive resigns prior to the Termination Date as a direct result of a Constructive Discharge (each, a “Termination Event”). In no event shall the Executive be entitled to any payment under this Section (e) if the Corporation terminates his employment for Cause or if he voluntarily resigns other than for Constructive Discharge. The Executive shall return the $200,000 to the Corporation if he fails to comply with the terms of Section 6, which shall be in addition to any injunctive or other equitable relief to which the Corporation may be entitled. Any payment made under this paragraph (e) shall be paid in a lump sum within 30 days after a Termination Event occurs and shall be in addition to any other payments and benefits that Executive may receive under this Agreement or otherwise.

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EXHIBIT B
SEPARATION AND RELEASE AGREEMENT

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EXHIBIT C
RESTRICTED STOCK AGREEMENT

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